Exhibit 99(e)

WISE SALES, INC.
NOTE PAYABLE
$2,000

March 9, 2009
Racine, Wisconsin

FOR VALUE RECEIVED, the undersigned, Wise Sales, Inc., a Nevada corporation (“Maker”) promises to pay to the order of Kurt Wise, together with any successors or assigns (collectively, the "Holder"), the principal sum of Two-Thousand United States Dollars (US $2,000), with interest accruing on the outstanding principal amount of this Note at an annual rate of eight percent (8.0%) until this Note is paid in full.

Interest will be paid on an annual basis, with payment due on the due date of the Note. The Note will be paid in full one year from the date of the Note. The Company may redeem the Notes in part, or in full, prior to the due date of the Note.

Payments of principal and interest shall be made at the place that Holder from time to time shall direct in writing, or, in the absence of direction, at 4701 Washington Ave, Suite 210, Racine, Wisconsin.

Upon a default by the undersigned to make any payment due hereunder, and continuing for five (5) calendar days after notice has been given to the undersigned, and at the option of the Holder, all of the unpaid indebtedness evidenced by this Note shall become immediately due and payable and shall accrue interest at the highest rate of interest then permitted by law.

This Note is submitted by the undersigned to the Holder in Racine, Wisconsin and shall be deemed to have been made thereat. This Note shall be governed and controlled by the laws of the State of Wisconsin as to interpretation, enforcement, validity, construction, effect, choice of law, and in all other respects.

To induce the Holder to accept this Note, the undersigned irrevocably agrees that, subject to the Holder's sole and absolute election, all actions and proceedings in any way, manner or respect arising out of or from or related to this Note shall be litigated in courts having situs within the County of Racine, State of Wisconsin, the undersigned hereby covenants and submits to the jurisdiction of any local, state or federal court located within said county and state.

Any notice, designation, demand, consent or request required herein to be given or to be served upon the undersigned by the Holder shall be deemed to have been given or served upon mailing, if addressed to the undersigned at 4701 Washington Ave., Suite 210, Racine, Wisconsin, or upon actual receipt by the undersigned.

In the event of default hereunder, the undersigned agrees to pay all expenses, including, without limitation, attorney fees, incurred by the Holder in endeavoring to enforce the rights of Holder hereunder.

Wise Sales, Inc.

By: /s/  Kurt Wise
      Kurt Wise, President